UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 17, 2009

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania Avenue, Oklahoma City, Oklahoma (Address of principal executive offices)		73107 (Zip Code)

Registrant's telephone number, including area code      (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01.  Other Events

LSB Industries, Inc. (the “Company”) has reached an agreement with the U.S. Securities & Exchange Commission (“SEC”), and on July 17, 2009, the SEC entered an order pursuant to the agreement, resolving the previously disclosed inquiry by the SEC.  The SEC’s inquiry concerned a 2004 change in inventory accounting from LIFO to FIFO involving approximately $500,000 by one of the Company’s subsidiaries, and, as a result, in December, 2005, the Company restated its 2004 audited financial statements and its interim unaudited financial statements contained in its Form 10-Qs for the first and second quarters of 2005.  Under the order, LSB has agreed not to violate Sections 13(a) and 13(b)(2)(A) of the Securities Exchange Act of 1934, as amended, and Rules 13a-1 and 13a-13 thereunder.  LSB consented to this order without, and the order provides that LSB is not, admitting or denying any wrongdoing.  The SEC’s order contains no finding of securities fraud or violation of any anti-fraud provision of the federal securities laws and related SEC rules.  Under the terms of the order, the Company is not required to pay any fines or monetary penalties in connection with this matter.

In addition, Jimmie D. Jones, LSB’s former Principal Accounting Officer and Controller, who resigned from those positions on August 15, 2008, but continues to serve as LSB’s Senior Vice President and Treasurer, has also consented to the order, without admitting or denying any wrongdoing, to cease and desist from committing or causing any violations of Sections 13(b)(2)(A) and 13(b)(5) of the Exchange Act and Exchange Act Rule 13b2-1 and from causing any violations and future violations of Sections 13(a) and Rules 13a-1 and 13a-13.  The SEC’s order also contains a finding of a violation by Mr. Jones of Section 4C(a)(3) of the Exchange Act and Rule 102(e)(1)(iii) of the Commission’s Rules of Practice, and Mr. Jones has consented in the order not to appear or practice before the SEC as an accountant, subject to submitting application for reinstatement two years after the date of the final order.  Under the terms of the order, Mr. Jones is not required to pay any fines or other monetary penalties in connection with this matter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 20, 2009

LSB INDUSTRIES, INC.

By: /s/Tony M. Shelby
Name:  Tony M. Shelby
Title: Executive Vice President and
Chief Financial Officer